19 May 2011

Personal and confidential

Mr. Paul Summers

Chairman and CEO

AllDigital

2821 McGaw

Irvine, CA 92614

Dear Paul:

I am pleased to confirm your appointment of my firm to conduct the searches for Chief Architect, Vice President of Sales & Marketing, and Lead Software Developer for AllDigital. This letter sets forth my approach and methodology for conducting the assignment, your role in the process, and the basis for my professional fees and expenses.

The Process

My approach and methodology for this assignment are designed to meet your strategic needs and consist of a series of steps as set forth below:

Establishing an understanding

I will personally meet with you, and others as required, to expand my understanding of AllDigital, its operational structure and hierarchy, product portfolio, marketing and compensation plans, and short- and long-term business objectives as well as the new Chief Architect and VP of Sales functions. Thoroughly understanding specific functional and cultural requirements is essential to having effective discussions with prospective candidates.

Developing a project specification

Based on the information gathered, I will submit the Position Specification drafts for your review and approval prior to sharing it with the finalist candidates. That document shall describe fundamental functions and responsibilities, reporting relationships, educational prerequisites, and the competencies and experience required to be considered for the role of, and successfully perform those two roles. That document will also serve as the basis for an abstract, which will be shared with sources of prospective candidates as well as the prospects themselves.

Identifying qualified prospects

I use databases and other resources to which I have access, including outside research associates, to identify and develop a universe of prospective candidates that have demonstrated patterns of competency, accomplishment and success in similar roles. Targets will include other regional and national mid-market and larger public and private companies in the information technologies industries. It is also my practice, when appropriate, to post the position abstract with related industry associations. As soon and as long as I am involved in this stage of the process you will be provided regular updates.

19 May 2011

Presenting qualified candidates

I review briefs of potential candidates in order to determine those who are most appropriate for further consideration given their history, skills and abilities. I then meet, interview and evaluate selected candidates. Subsequently, detailed reports, including family backgrounds and compensation summaries, for four or five of the most qualified finalists are presented. I will also assist in making arrangements for you and others in your organization to confidentially meet with those finalists in order to conduct in-depth interviews and complete your selection process.

Conducting background checks

I speak directly with individuals who are or have been in a position to experience and evaluate a candidate’s professional performance. In order to mitigate liability and inspire candor I inform references that I aggregately report all comments made without attributing individual comments to their sources.

Attracting your preferred candidate

You will of course make the final selection and offer of employment. However, at your request, I will assist in the negotiation of an employment agreement and in the assimilation process by coordinating an executive assessment, if you desire, and functioning as a liaison between AllDigital and the new executive.

Your Role and Responsibility

It is my experience that the most successful search assignments are those in which I work closely with my clients. Following are the unique contributions that you can make to this recruitment process:

•         Advise me of information relevant to the search that must be kept confidential.

•         Provide timely feedback regarding information contained in the position specification.

•         Respond quickly regarding your interest in the candidates that are presented.

•         Schedule candidate interviews promptly and report your evaluations as soon as possible.

•         Supply the names of candidates you may have identified from other sources or from within your organization and allow me to evaluate them along with other prospects in the same structured process.

•         Provide information to candidates that will enable and empower them to make an enlightened decision.

•         If desired, request the scheduling of assessments for you and your preferred candidate at your earliest convenience

Professional Fees and Expenses

Professional fees for executive search consulting services are typically equal to one-third (33.3%) of the total projected first year's compensation of any individual employed by you, as described in the Position Specification referred to previously. Compensation includes the base salary plus a mutually agreed-upon estimate (typically the mean) of potential bonuses, as well as equity when appropriate.

19 May 2011

Your Chief Architect, VP of Sales & Marketing, and Lead Software Developer positions represent more than $300K in (below-market) base salaries alone, and therefore more than $100K in search fees. However, I agree to perform these searches for a reduced cash fee plus warrants. The cash portion of the fee will be invoiced and paid in four equal monthly installments of $3,000 each, with the first installment invoiced upon execution of our letter of agreement, and subsequent installments invoiced at thirty-day intervals thereafter. Invoices for the retainer and expenses are due and payable upon receipt and are not contingent upon placing a candidate with your organization. If the fee has been paid prior to completion of the assignment, the searches will continue until you have hired your selected candidates.

Since AllDigital is an early-stage, high-growth company and equity is a significant element of the compensation being offered, my fee also typically includes a warrant to purchase one-third of the type and number of shares in which the placed executive will vest during the first year, at the same exercise price and terms granted to that executive. However, I agree to accept 45K warrants upon each of the placed executives’ start dates. The standard warrant agreement will be valid for at least five years, be 100% vested upon those candidates’ start dates, contain the same terms and conditions as other AllDigital warrants, and not be subject to change in control unless alternate and adequate provision is made by AllDigital and agreed to by me.

You have the right to cancel this assignment at any time, with your only obligation being for accrued fees and expenses due up to the time of the cancellation. However, a cancellation during the first 30 days of the search results in the obligation to pay the first installment of the retainer plus any direct expenses that have accrued.

Expenses directly incurred for travel and out-sourced services such as background checks, postings, research, and other interview costs during the execution of this search will be itemized separately and are also due upon receipt of my invoice. Expenses anticipated to be in excess of $500 per month must be approved in writing by AllDigital.

Affirmations

As an executive search professional, I will not recruit, nor cause to be recruited, any person from your organization for a period of two years after the completion of this assignment, unless you provide written approval for an exception. If your Chief Architect, VP of Sales & Marketing or Lead Software Developer is terminated for cause within one year of starting in that position, an additional search will be performed with your only other obligation being for any additional expenses directly incurred during that search. Without reservation I also adhere to the other standards of the Association of Executive Search Consultants and to the principles of equal opportunity in employment -- I will not discriminate against qualified candidates for any unlawful reasons, and I expect that AllDigital will also comply with applicable nondiscrimination policies and regulations.

I look forward to my partnership with you and AllDigital in the process of completing this important assignment. I will begin my work and issue my first invoice when I receive your written approval.

Sincerely,

/s/ John C. Wallin	/s/
John C. Wallin	Paul Summers, Chairman & Chief Executive Officer
Chief Search Executive, JCWallin	AllDigital